Exhibit 99.1

Sensus Healthcare Fourth Quarter 2022 Financial Results Include

Quarterly Revenues of $13.1 Million

Full-year revenues increased 65% to $44.5 million

Investments in technology and staff position Sensus for growth in 2023 and beyond

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (February 9, 2023) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions (Company or Sensus), announces financial results for the three and 12 months ended December 31, 2022.

Highlights from the fourth quarter of 2022 and recent weeks include the following (all comparisons are with the fourth quarter of 2021, unless otherwise indicated):

●	Revenues were $13.1 million, compared with $13.0 million

●	Net income was $2.8 million, or $0.17 per diluted share, compared with $5.3 million, or $0.32 per diluted share

●	Ended the quarter with $25.5 million in cash and cash equivalents, and no debt

●	Adjusted EBITDA, a non-GAAP financial measure, was $4.3 million, compared with $5.6 million

●	Shipped nine TransDermal Infusion Systems™ (TDI) to Hair Enhancement Centers for needleless injections of U.SK Under Skin’s hair-growth serum Skin Savers Hair™

●	Introduced the Silk™ laser hair removal system with blended wavelengths for all skin phototypes at the Fall Clinical Dermatology Conference

●	Two key opinion leaders presented research on TDI to deliver finasteride for hair growth and onabotulinumtoxinA for hyperhidrosis at the Fall Clinical Dermatology Conference

●	Prepared for future growth with management promotions and hires in all operational areas

●	Plans to submit several 510(k) applications to the U.S. Food and Drug Administration (FDA) in 2023 for aesthetic products

●	Expects continued topline growth in the first quarter of 2023 and full-year profitability

Management Commentary

“During the fourth quarter we executed well on our strategy and once again delivered strong revenues and profits,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “We took a number of steps to position Sensus for future success. These included assembling the staff and strategies to drive sustainable and consistent growth, building inventory, acquiring new aesthetic products that will be submitted to FDA for anticipated clearance in the latter half of 2023, further investing in our Sentinel™ IT Solutions capability and increasing sales and marketing programs, headcount and capabilities. With better reimbursement for superficial radiation therapy (SRT) and lower reimbursement for Mohs surgery, along with data suggesting that one in five Americans will develop skin cancer, we have powerful tailwinds to support our programs.”

“While maintaining focus on our core dermatology business and providing products our customers need and want, radiation oncology is an avenue for growth. We are gaining awareness among radiation oncologists and recently sold an SRT-100 Vision™ system to a luminary hospital in the northeast. We launched important upgrades to this premium system that include new state-of-the-art, solid-state, high-frequency ultrasound, which provides the industry’s best view of the epidermis and utilizes a new ergonomically designed probe with single-use disposables. This upgraded system is garnering interest among physicians, and helped by design changes and our fair market leasing program, the Vision has become our leading SRT product. Our physicians have the ability to ’See what they Treat’ which helps to reassure patients.”

Mr. Sardano added, “We announced several important hires and promotions earlier this year, including adding a dedicated Aesthetic Sales division, beefing up our Quality and Regulatory team for the growth activities in 2023, along with the promotions of Emiliano Sosa to Chief Technical Officer and Maggie Martinez to Chief Operating Officer. We have an exceptional team in place to support our growth trajectory with thoughtful programs, efficiency and leadership. We are deploying capital to invest in Sensus, planning to develop and continuing to acquire new technologies, adding to our sales force and having repurchased $3.0 million in our own stock. We are excited to continue executing our aggressive business plan efficiently and effectively.”

Fourth Quarter Financial Results

Revenues for the fourth quarter of 2022 were $13.1 million, compared with $13.0 million for the fourth quarter of 2021.

Cost of sales for the fourth quarter of 2022 was $4.8 million, compared with $4.2 million for the prior-year quarter. The increase was mostly due to higher manufacturing costs in the 2022 period, reflecting inflation.

Gross profit for the fourth quarter of 2022 was $8.4 million, or 63.7% of revenues, compared with $8.9 million, or 68.0% of revenues, for the fourth quarter of 2021. The decrease was primarily driven by higher manufacturing costs in 2022.

Selling and marketing expense for the fourth quarter of 2022 was $1.6 million, compared with $1.3 million for the fourth quarter of 2021. The increase was attributable to advertising expense and compensation expense due to increased headcount.

General and administrative expense for the fourth quarter of 2022 was $1.4 million, compared with $1.1 million for the fourth quarter of 2021. The increase was primarily due to higher professional fees, higher compensation, and bad debt expense.

Research and development expense for the fourth quarter of 2022 was $1.2 million, unchanged from the prior-year quarter.

Provision for income taxes was $1.6 million for the fourth quarter of 2022, compared with no income tax provision for the prior-year quarter.

Net income for the fourth quarter of 2022 was $2.8 million, or $0.17 per diluted share, compared with $5.3 million, or $0.32 per diluted share, for the fourth quarter of 2021.

Adjusted EBITDA for the fourth quarter of 2022 was $4.3 million, compared with $5.6 million for the fourth quarter of 2021. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the specific reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $25.5 million as of December 31, 2022, compared with $14.5 million as of December 31, 2021. The Company had no outstanding borrowings under its revolving line of credit as of December 31, 2022 or December 31, 2021.

Full Year Financial Results

Revenues for 2022 were $44.5 million, compared with $27.0 million for 2021. The 65% increase was driven by a higher number of units sold in 2022 as the demand increased.

Cost of sales for 2022 were $14.9 million, compared with $10.1 million for 2021, reflecting the higher number of units sold.

Gross profit for 2022 was $29.6 million, or 66.5% of revenue, compared with $17.0 million, or 62.8% of revenue, for 2021. The increases were driven by a higher number of units sold in 2022 and service revenue on installed units.

Selling and marketing expense for 2022 was $6.3 million, compared with $4.8 million for 2021. The increase was primarily attributable to higher spending on marketing activities, and headcount.

General and administrative expense for 2022 was $5.0 million, compared with $4.6 million for 2021. The increase was primarily due to higher compensation and bad debt expense.

Research and development expense for 2022 was $3.5 million, compared with $3.4 million for 2021. The Company expects research and development expense in 2023 to be generally consistent with 2022.

The Company reported other income for 2022 of $13.2 million, compared with $0.01 million for 2021. The increase was mostly related to a gain on the sale of a non-core asset.

Net income for 2022 was $24.2 million, or $1.46 per diluted share, compared with $4.1 million, or $0.25 per diluted share, in 2021. Net income for 2022 excluding a gain on the sale of a non-core assets was $11.5 million, or $0.69 per diluted share.

Adjusted EBITDA for 2022 was $28.1 million, compared with $5.1 million for 2021.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
(in thousands)	2022	2021	2022	2021

Net income, as reported	$2,831	$5,318	$24,244	$4,119
Add:
Depreciation and amortization	71	140	316	613
Stock compensation expense	50	91	188	416
Income Tax	1,577	-	3,746	1
Interest, net	(235)	1	(380)	-
Adjusted EBITDA, non GAAP	$4,294	$5,550	$28,114	$5,149

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss financial results for the 2022 fourth quarter and full year, provide a business update, and answer questions. To access the conference call, dial 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). The call will be webcast live and can be accessed at this link, or in the Investors section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until March 9, 2023 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 3387368 followed by the # sign. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a medical device company specializing in highly effective, non-invasive, minimally invasive and cost-effective treatments for both oncological and non-oncological conditions. Sensus offers its proprietary low-energy X-ray technology known as superficial radiation therapy (SRT), which is the culmination of more than a decade of research and development, to treat non-melanoma skin cancers and keloids with its SRT-100™, SRT-100+™ and SRT-100 Vision™ systems. With its portfolio of innovative medical device products, including aesthetic lasers and its needleless TransDermal Infusion System™, Sensus provides revolutionary treatment options to enhance the quality of life of patients around the world.

For more information, visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: our ability to maintain profitability; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

At the present time, we do not expect that the Russian invasion of Ukraine and global geopolitical uncertainty will have any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Years Ended
(in thousands, except share and per share data)	December 31,		December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)
Revenues	$13,105	$13,025	$44,532	$27,042
Cost of sales	4,754	4,170	14,904	10,054
Gross profit	8,351	8,855	29,628	16,988
Operating expenses:
Selling and marketing	1,576	1,337	6,329	4,838
General and administrative	1,444	1,094	5,008	4,594
Research and development	1,158	1,105	3,460	3,436
Total operating expenses	4,178	3,536	14,797	12,868
Income from operations	4,173	5,319	14,831	4,120
Other income (expense):
Gain on sale of assets	-	(1)	12,779	(1)
Interest income	235	-	382	2
Interest expense	-	-	(2)	(2)
Other income (expense), net	235	(1)	13,159	(1)
Net Income before income tax	4,408	5,318	27,990	4,119
Provision for income tax	1,577	-	3,746	-
Net income	$2,831	$5,318	$24,244	$4,119
Net income per share – basic	$0.17	$0.32	$1.47	$0.25
– diluted	$0.17	$0.32	$1.46	$0.25
Weighted average number of shares used in computing net income per share – basic	16,424,739	16,493,524	16,480,991	16,476,122
– diluted	16,577,055	16,601,017	16,618,214	16,503,134

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands, except shares and per share data)	2022	2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$25,520	$14,519
Accounts receivable, net	17,299	12,130
Inventories	3,501	1,759
Prepaid and other current assets	7,389	2,837
Total current assets	53,709	31,245
Property and equipment, net	243	605
Intangibles, net	50	146
Deposits	24	75
Deferred tax asset	1,713	-
Operating lease right-of-use assets, net	996	169
Total assets	$56,735	$32,240
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$5,521	$4,058
Product warranties	403	508
Operating lease liabilities, current portion	190	174
Loan payable	-	51
Income tax payable	890	-
Deferred revenue, current portion	693	1,172
Total current Liabilities	7,697	5,963
Operating lease liabilities, net of current portion	830	-
Deferred revenue, net of current portion	139	262
Total liabilities	8,666	6,225
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,692,761 issued and 16,390,419 outstanding at December 31, 2022; 16,694,311 issued and 16,617,274 outstanding at December 31, 2021	169	167
Additional paid-in capital	45,031	44,115
Treasury stock, 512,342 and 77,037 shares at cost, at December 31, 2022 and December 31, 2021, respectively	(3,433)	(325)
Retained earnings (Accumulated deficit)	6,302	(17,942)
Total stockholders’ equity	48,069	26,015
Total liabilities and stockholders’ equity	$56,735	$32,240

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